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                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement"), effective as of the 13 day of September, 2005 (the "Effective Date"), is by and between SPIRIT AEROSYSTEMS, INC., a Delaware corporation (the "Company"), and H. DAVID WALKER ("Employee").

                                    Recitals

     WHEREAS, the Company is engaged in the manufacture, fabrication, maintenance, repair, overhaul, and modification of aircraft and aircraft components and markets and sells its services and products to its customers throughout the world (the "Business"); and

     WHEREAS, the Company desires to hire Employee as its Senior Vice President of Sales/Marketing and to perform such other services as the Company may direct; and

     WHEREAS, in the course of performing his duties for the Company, Employee is likely to gain certain confidential and proprietary information belonging to the Company, develop relationships that are vital to the Company's goodwill, and acquire other important benefits to which the Company has a protectable interest;

     WHEREAS, Employee has been working in sales and marketing of aircraft component services and products for more than 20 years, developing experience and contacts within the industry, and

     WHEREAS, the Company has agreed to hire Employee and Employee has agreed to accept such employment by the Company upon the terms, conditions, and restrictions contained in this Agreement.

                                    Agreement

     NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and covenants hereinafter, the parties hereto agree as follows:

Section 1. Employment. In reliance on the representations and warranties made herein, the Company hereby hires Employee to be its Senior Vice President of Sales/Marketing, and to perform such duties and services in and about the business of the Company as may from time to time be assigned to Employee. The job title and duties referred to in the preceding sentence may be changed by the Company in the Company's sole discretion at any time. Employee shall devote Employee's full time to this employment.

Section 2. Performance. Employee shall use Employee's best efforts and skill to faithfully enhance and promote the welfare and best interests of the Company. The Employee shall strictly obey all rules and regulations of the Company, follow all laws and regulations of appropriate

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government authorities, and be governed by reasonable decisions and instructions of the Company as are consistent with job duties as described above.

Section 3. Executive Incentive Plan. Upon entering into this Agreement, Employee shall invest not less than $200,000 in cash in exchange for shares of the Company's parent's common stock, which investment will be matched by the Company on a 4 to 1 basis by a grant of restricted shares, subject to and in accordance with the terms and conditions of the Company's Executive Incentive Plan ("EIP"). Such investment shall be made by the Company applying $200,000 from the Sign-on-Bonus (as specified in Section 4(b) below). In connection with the foregoing and as a condition to the purchase of such shares, Employee agrees to execute such documents and take such other action as may reasonably be required by Company or the Company's parent, including, but not limited to, executing a subscription agreement in a form satisfactory to the Company's parent and executing a counterpart to the Investor Stockholders Agreement, dated as of June 16, 2005, by and between the Company's parent and the stockholders of the Company's parent.

Section 4. Compensation. Except as otherwise provided for herein, for all services to be performed by the Employee in any capacity hereunder, including without limitation any services as an officer, director, member of any committee, or any other duties assigned him, throughout the Employment Period the Company shall pay or provide Employee with the following, and Employee shall accept the same, as compensation for the performance of his undertakings and the services to be rendered by him:

     (a) Base Salary. Initially, Employee will be entitled to an annual salary of Two Hundred Thousand Dollars ($200,000) (the "Base Salary"), which shall be paid in accordance with the Company's policies and procedures. The Base Salary may not be reduced for any reason during the first two years of Employee's employment with the Company unless the salaries of other comparable level executives with the Company are also reduced. Thereafter, the Employee's base salary may be changed at annual intervals, based on Employee's and Company's performance, which may include, without limitation, participation in a period salary evaluation program on the same basis as other employees of the Company of similar position.

     (b) Sign on Bonus. On the Effective Date, the Company shall pay to Employee (or, as applicable, apply to the benefit of Employee as specified herein) an advance payment of (i) Two Hundred Thousand Dollars ($200,000), and (ii) an amount equal to all taxes associated with Employee's receipt of the foregoing payment so that after payment of all such taxes by Employee, Employee shall have the total amount of the foregoing payment; which advance payment shall be forgiven if Employee shall remain employed with the Company for a period of not less than one (1) year after the Effective Date. This advance payment shall also be forgiven if Employee is terminated without cause during the first year of this Agreement. Upon termination for cause within the first year of Employee's employment with the Company, the Company may deduct from Employee's paycheck(s) or other amounts owed Employee such advance payment (or any other advances previously made to Employee). To the extent that such deductions are insufficient to fully reimburse the Company, Employee shall be liable to the Company for the balance of the advances previously received.

     (c) Annual Incentive Compensation. Employee shall be provided target incentive compensation (either in cash, phantom stock, or Common Stock of the Company's parent, as specified by the administrative committee of the Company's Short-Term Incentive Plan ("STIP")) pursuant to the terns and conditions of the STIP. Employee shall be treated as qualified to participate in the STIP during his first year of employment, even though he will not have been employed for an entire year at the time of such calculation and payment. The first year incentives shall include one hundred twenty percent (120%) of Base Salary in cash, stock, or phantom stock if target incentives are reached or exceeded (without reduction for partial periods), but if the target incentives are not reached, Employee shall only be entitled to a target incentive compensation (if any) otherwise provided by Company policy.

     (d) Deferred Compensation Plan. From and after the Effective Date, Employee shall eligible to participate in the Mid-Western Aircraft Systems Holding, Inc. Deferred Compensation Plan ("DCP") pursuant to the terms and conditions of the DCP.

     (e) Relocation Expenses. The Company will reimburse Employee's reasonable expenses under the Company's Relocation Procedure, Tier II for (1) moving Employee and Employee's family and tangible personal property to Wichita, Kansas, and (2) reasonable temporary living expenses in Wichita, Kansas.

     (f) Other Benefit Plans. Employee shall also participate in the Company's other employee benefit plans, policies, practices, and arrangements as the same may be offered to Employee from time to time, including without limitation any defined benefit retirement plan, excess or supplementary plan, profit sharing plan, savings plan, health and dental plan, disability plan, survivor income and life insurance plan, executive financial planning program, other arrangement, or any successors thereto, the STIP, the EIP, the DCP, and such other benefit plans (collectively hereinafter referred to as the "Benefit Plans"). The Employee's entitlement to any other compensation or benefits shall be determined in accordance with the terms and conditions of the Benefit Plans and other applicable programs, practices, and arrangements then in effect.

     (g) Vacation. An amount of paid vacation to which an employee with fifteen
(15) years of service with the Company is entitled to receive under the Company's vacation policy (a minimum of four weeks), and all paid holidays given by the Company to employees in Employee's position, or similar positions.

     (h) Fringe Benefits. All fringe benefits and perquisites all in accordance with the Company's policies as the same may be amended from time to time.

     (i) Withholding Taxes. The Company shall have the right to deduct from all payments made to Employee hereunder any federal, state, or local taxes required by law to be withheld.

     (j) Expenses. During Employee's employment, the Company shall promptly pay or reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in the performance of duties hereunder in accordance with the Company's policies and procedures then in effect.

Section 5.  Restrictions.


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     (a) Acknowledgements. Employee acknowledges and agrees that: (1) during the term of Employee's employment, because of the nature of Employee's responsibilities and the resources provided by the Company, Employee will acquire valuable and confidential skills, information, trade secrets, and relationships with respect to the Company's business practices and operations;
(2) Employee may develop on behalf of the Company a personal acquaintance and/or relationship with various persons, including, but not limited to, customers and suppliers, which acquaintances may constitute the Employee's only contact with such persons, and, as a consequence of the foregoing, Employee will occupy a position of trust and confidence with respect to the Company's affairs; (3) the Business involves the marketing and sale of the Company's products and services to customers throughout the entire world, that the Company's competitors, both in the United States and internationally, consist of both domestic and international businesses, and the services to be performed by Employee for the Company involve aspects of both the Company's domestic and international business; (4) it would be impossible or impractical for Employee to perform his duties for the Company without access to the Company's confidential and proprietary information and contact with persons that are valuable to the goodwill of the Company. Employee acknowledges that if he went to work for or otherwise performs services for a third party engaged in a business substantially similar to the Business, the disclosure by Employee to a third party of such confidential and proprietary information and/or the exploitation of such relationships would be inevitable.

     (b) Reasonableness. In view of the foregoing and in consideration of the remuneration to be paid to Employee, Employee agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that the Employee make the covenants contained in this Agreement regarding the conduct of Employee during and subsequent to Employee's employment by the Company, and that the Company will suffer irreparable injury if Employee engages in conduct prohibited by this Agreement.

     (c) Non-Compete. (i) During the term of Employee's employment by the Company, (ii) if Employee's employment is terminated by Employee or by the Company with cause, then for a period of a period of two (2) years after such termination, or (iii) if Employee's employment is terminated by the Company without cause prior to the expiration of the two (2) years following the Effective Date, then for a period of twelve (12) month after such termination: neither Employee, nor any other person or entity with Employee's assistance, nor any entity in which Employee directly or indirectly has any interest of any kind (without limitation) shall anywhere in the world, directly or indirectly own, manage, operate, control, be employed by, solicit sales for, invest in, participate in, advise, consult with, or be connected with the ownership, management, operation, or control of any business which is engaged, in whole or in part, in the Business, or any business that is competitive therewith or any portion thereof, except for the exclusive benefit of the Company.

     (d) No Raiding. In addition, (i) during the term of Employee's employment by the Company, (ii) if Employee's employment is terminated by Employee or by the Company with cause, then for a period of a period of two (2) years after such termination, or (iii) if Employee's employment is terminated by the Company without cause prior to the expiration of the two (2) years following the Effective Date, then for a period of twelve (12) month after such termination: neither the Employee nor any person or entity with his assistance nor any entity which the Employee or any person with his assistance or any person who he directly or indirectly controls


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shall, directly or indirectly, (1) solicit or take any action to induce any employee to quit or terminate their employment with the Company or the Company's affiliates, or (2) employ as an employee, independent contractor, consultant, or in any other position, any person who was an employee of the Company or the Company's affiliates during the aforementioned period.

     (e) Confidentiality. Without the express written consent of the Company, Employee shall not at any time (either during or after the termination of the term of Employee's employment) use (other than for the benefit of the Company) or disclose to any other business entity proprietary or confidential information concerning the Company, the Company's parent's, or any of their affiliates, or the Company's, the Company's parent, or any of their affiliates' trade secrets or inventions of which Employee has gained knowledge during his employment with the Company. This paragraph shall not apply to any such information that: (1) Employee is required to disclose by law; (2) has been otherwise disseminated, disclosed, or made available to the public; (3) was obtained after his employment with the Company ended and from some source other than the Company, which source was under no obligation of confidentiality.

     (f) Effect of Breach. Employee agrees that a breach of this Section 5 cannot adequately be compensated by money damages and, therefore, the Company shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to an injunction restraining such breach or a threatened breach and to specific performance of such provisions, and Employee hereby consents to the issuance of such injunction and to the ordering of specific performance, without the requirement of the Company to post a bond or other security.

     (g) Other Rights Preserved. Nothing in this Section eliminates or diminishes rights which the Company may have with respect to the subject matter, hereof under other agreements, the governing statutes, or under provisions of law, equity, or otherwise. Without limiting the foregoing, this section does not limit any rights the Company may have under any agreement with Employee regarding trade secrets and confidential information.

Section 6. Termination. This Agreement shall terminate upon the following circumstances:

     (a) Without Cause. At any time at the election of either Employee or the Company for any reason or no reason, without cause, but subject to the provisions of this Agreement. It is expressly understood that Employee's employment is strictly "at will."

     (b) Cause. At any time at the election of the Company for Cause. "Cause" for this purpose shall mean (i) Employee committing a material breach of this Agreement or acts involving moral turpitude, including fraud, dishonesty, disclosure of confidential information, or the commission of a felony, or direct and deliberate acts constituting a material breach of his duty of loyalty to the Company; (ii) Employee willfully or continuously refusing to perform the material duties reasonably assigned to him by the Company that are consistent with the provisions of this Agreement and not resulting from a Disability; or
(iii) the inability of Employee to obtain and maintain appropriate United States security clearances.


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

     (c) Disability. Employee's death or his being unable to render the services required to be rendered by him during the Employment Period for a period of one hundred eighty (180) days during any twelve-month period ("Disability").

Section 7. Effect of Termination.

     (a) If Employee's employment is terminated (i) by Employee, or (ii) by the Company for Cause, the Company shall pay Employee's compensation only through the last day of the Employment Period (less any amounts the Company may off-set or deduct as specified in this Agreement), and, except as may otherwise be expressly provided in this Agreement or in any Benefit Plan, the Company shall have no further obligation to Employee.

     (b) If Employee's employment is terminated by the Company prior to the expiration of two (2) years following the Effective Date for any reason other than Cause and for so long as Employee is not in breach of his continuing obligations under Section 5, the Company shall (i) continue to pay Employee an amount equal to his Base Salary in effect immediately prior to the termination of his employment for a period of twelve (12) months (less any amounts the Company may off-set or deduct as specified in this Agreement), and (ii) pay the costs of COBRA medical and dental benefits coverage which are offered to Employee after termination for a period of twelve (12) months. Except as may otherwise be expressly provided in this Agreement or in any Benefit Plan, the Company shall have no further obligation to Employee.

     (c) On termination of employment, Employee shall deliver all trade secret, confidential information, records, notes, data, memoranda, and equipment of any nature that are in Employee's possession or under his control and that are the property of the Company or relate to the business of the Company, and Employee shall pay to the Company any amounts due and owning from Employee to the Company as specified in this Agreement.

     (d) The obligations of Section 5 through Section 10 of this Agreement shall survive the expiration or termination of this Agreement.

Section 8. Representations and Warranties.

     (a) No Conflicts. Employee represents and warrants to the Company that Employee is under no duty (whether contractual, fiduciary, or otherwise) that would prevent, restrict, or limit Employee from fully performing all duties and services for the Company, and the performance of such duties and services shall not conflict with any other agreement or obligation to which Employee is bound.

     (b) No Hardship. Employee represents and acknowledges that Employee's experience and/or abilities are such that observance of the covenants contained in this Agreement will not cause Employee any undue hardship nor will they unreasonably interfere with Employee's ability to earn a livelihood.

Section 9. Alternative Dispute Resolution.

     (a) Mediation. Employee and the Company agree to submit, prior to arbitration, all unsettled claims, disputes, controversies, and other matters in question between them arising out


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of or relating to this Agreement (including but not limited to any claim that the Agreement or any of its provisions is invalid, illegal, or otherwise voidable or void) or the dealings or relationship between Employee and the Company ("Disputes") to mediation in Wichita, Kansas and in accordance with the Commercial Mediation Rules of the American Arbitration Association currently in effect. The mediation shall be private, confidential, voluntary, and nonbinding. Any party may withdraw from the mediation at any time before signing a settlement agreement upon written notice to each other party and to the mediator. The mediator shall be neutral and impartial. The mediator shall be disqualified as a witness, consultant, expert, or counsel for either party with respect to the matters in Dispute and any related matters. The Company and Employee shall pay their respective attorneys' fee and other costs associated with the mediation, and the Company and Employee shall equally bear the costs and fees of the mediator. If a Dispute cannot be resolved through mediation within ninety (90) days of being submitted to mediation, the parties agree to submit the Dispute to arbitration.

     (b) Arbitration. Subject to Section 9(a), all Disputes will be submitted for binding arbitration to the American Arbitration Association on demand of either party. Such arbitration proceeding will be conducted in Wichita, Kansas and, except as otherwise provided in this Agreement, will be heard by one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All matters relating to arbitration will be governed by the federal Arbitration Act (9 U.S.C. Sections 1 et. seq.) and not by any state arbitration law. The arbitrator will have the right to award or include in his award any relief which he deems proper under the circumstances, including, without limitation, money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and of this Agreement, reasonable attorneys' fees and costs, provided that the arbitrator will not have the right to amend or modify the terms of this Agreement. The award and decision of the arbitrator will be conclusive and binding upon all parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction. Except as specified above, the Company and Employee shall pay their respective attorneys' fee and other costs associated with the arbitration, and the Company and Employee shall equally bear the costs and fees of the arbitrator.

     (c) Confidentiality. Employee and the Company agree that they will not disclose, or permit those acting on their behalf to disclose, any aspect of the proceedings under Section 9(a) and Section 9(b), including but not limited to the resolution or the existence or amount of any award, to any person, firm, organization, or entity of any character or nature, unless divulged (i) to an agency of the federal or state government, (ii) pursuant to a court order, (iii) pursuant to a requirement of law, (iv) pursuant to prior written consent of the Company or Employee, or (v) pursuant to a legal proceeding to enforce a settlement agreement or arbitration award. This provision is not intended to prohibit nor does it prohibit Employee's or the Company's disclosures of the terms of any settlement or arbitration award to their attorney(s), accountant(s), financial advisor(s), or family members, provided that they comply with the provisions of this paragraph.

     (d) Injunctions. Notwithstanding anything to the contrary contained in this
Section 9, the Company and Employee shall have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that the Company and Employee must contemporaneously submit the


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Disputes for non-binding mediation under Section 9(a) and then for arbitration under Section 9(b) on the merits as provided herein if such Disputes cannot be resolved through mediation.

Section 10. General.

     (a) Notices. All notices required or permitted under this Agreement shall be in writing, may be made by personal delivery or facsimile transmission, effective on the day of such delivery or receipt of such transmission, or may be mailed by registered or certified mail, effective two (2) days after the date of mailing, addressed as follows:

     To the Company:
          Spirit AeroSystems, Inc.
          Attention: ___________
          3801 S. Oliver
          P.O. Box 780008, Mail Code ____
          Wichita, KS 67278-0008
          Facsimile Number: (___) ___-____
     or such other person or address as designated in writing to Employee.

     To Employee:
          H. David Walker

     at his last known residence address or to such other address as designated by him in writing to the Company.

     (b) Successors. Neither this Agreement nor any right or interest therein shall be assignable or transferable (whether by pledge, grant of a security interest, or otherwise) by Employee or Employee's beneficiaries or legal representatives, except by will, by the laws of descent and distribution, or inter vivos revocable living grantor trust as Employee's beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and Employee and shall be enforceable by them and Employee's heirs, legatees, legal personal representatives. If Employee dies during the term of this Agreement, the obligation to pay salary and provide benefits shall immediately cease; and, absent actual notice of any probate proceeding, the Company shall pay any compensation due for the period preceding Employee's death to the following person(s) in order of preference: (t) spouse of Employee; (ii) children of Employee eighteen years of age and over, in equal shares; (iii) father, mother, sisters, and brothers, in equal shares; or (d) the person to whom funeral expenses are due. Upon payment of such sum, the Company shall be relieved of all further obligations hereunder.

     (c) Waiver, Modification, and Interpretation. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Employee and an appropriate officer of the Company empowered to sign the same by the Board of Directors of the Company. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or


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conditions at the same time or at any prior to subsequent time. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Kansas; provided, however, that the corporate law of the state of incorporation of the Company's parent shall govern issues related to the issuance of shares of its Common Stock. Except as provided in Section 9, any action brought to enforce or interpret this Agreement shall be maintained exclusively in the state and federal courts located in Wichita, Kansas.

     (d) Interpretation. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto on the basis that such party was the draftsman of such provision; and no presumption or burden of proof shall arise disfavoring or favoring any party by virtue of the authorship of any of the provisions of this Agreement.

     (e) Counterparts. The Company and Employee may execute this Agreement in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute but one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     (f) Invalidity of Provisions. If a court of competent jurisdiction shall declare that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, and if the rights and obligations of the Parties to this Agreement will not be materially and adversely affected thereby, in lieu of such illegal, invalid, or unenforceable provision the court may add as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible. If such court cannot so substitute or declines to so substitute for such invalid, illegal, or unenforceable provision, (i) such provision will be fully severable;
(ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (iii) the remaining provisions of this Agreement will remain in fun force and effect and not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. The covenants contained in this Agreement shall each be construed to be a separate agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company, predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of said covenants.

     (g) Entire Agreement. This Agreement (together with the documents expressly referenced herein) constitutes the entire agreement between the parties, supersedes in all respects any prior agreement between the Company and Employee and may not be changed except by a writing duly executed and delivered by the Company and Employee in the same manner as this Agreement.

                            [continues on next page]


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

                                        SPIRIT AEROSYSTEMS, INC.


                                        By: /s/ Suzanne Scott
                                            ------------------------------------
                                        Name: Suzanne Scott
                                        Title: Director- Human Resources Support
                                               Services


                                        "Company"


                                        /s/ H. David Walker
                                        ----------------------------------------
                                        H. David Walker

                                        "Employee"


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